Exhibit 4.1

FIRST AMENDMENT TO ADMINISTRATION AGREEMENT

This FIRST AMENDMENT to ADMINISTRATION AGREEMENT dated as of May 4, 2009 (this “Amendment”), is entered into by and among (i) GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (the “Trust”) and (ii) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Administrator”).

BACKGROUND

1.             Trust, BNY Mellon Trust of Delaware, as Trustee (the “Trustee”) and Administrator are parties to the Administration Agreement, dated as of September 25, 2003 (the “Administration Agreement”).

2.             Trust and Administrator desire to amend the Administration Agreement as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  Definitions.  As used herein, terms that are defined herein shall have the meanings as so defined, and terms not so defined shall have the meanings as set forth in (or by reference in) the Administration Agreement as amended hereby.

SECTION 2.  Amendment to the Administration Agreement.  Each party to this Amendment that is a party to the Administration Agreement agrees that the Administration Agreement is hereby amended as follows:

(a)           Section 1(d) is deleted and replaced in its entirety with the following:

“(d)         Duties with respect to sale of Notes.  The Administrator, on behalf of the Trust, shall perform the administrative duties of the Trust under any note purchase agreement, loan agreement, underwriting agreement, certification as to Term Asset-Backed Securities Loan Facility (“TALF”) eligibility or any undertaking relating to TALF.  The Administrator, on behalf of the Trust, shall monitor the performance of the Trust and shall advise the Trust when action is necessary to comply with the Trust’s duties under any note purchase agreement, loan agreement, underwriting agreement, certification as to TALF eligibility or any undertaking relating to TALF.  The Administrator, on behalf of the Trust, shall prepare for execution by the Trust or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust (or Trustee) to prepare, file or deliver pursuant to any note purchase agreement, loan agreement, underwriting agreement, certification as to TALF eligibility or any undertaking relating to TALF.  In furtherance of the foregoing, the Administrator, on behalf of the Trust (or Trustee) shall take all appropriate action that is the duty of the Trust to take pursuant to such documents.

SECTION 3.  Effectiveness. This Amendment shall become effective, as of the date first set forth above, when counterparts hereof shall have been executed and delivered by the parties hereto, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

SECTION 4.  Binding Effect; Ratification.  (a)                                               On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Administration Agreement and (ii) each reference in the Administration Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Administration Agreement, shall mean and be a reference to such Administration Agreement as amended hereby.

(b)                                 Except as expressly amended hereby, the Administration Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.  Governing Law; Miscellaneous. (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

(b) Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c) This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

SECTION 6.  No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Amendment or any other related documents.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: BNY Mellon Trust of Delaware,
not in its individual capacity but solely as
Trustee on behalf of the Trust

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrator

By:	/s/ Brian D. Doubles
Name: Brian D. Doubles
Title: Authorized Signatory

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